Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS SECOND QUARTER

REVENUE OF $246.1 MILLION AND EPS OF $0.13

•	TOTAL REVENUE INCREASED 8.9% YEAR OVER YEAR
•	NET INCOME INCREASED 31.7% YEAR OVER YEAR

TAMPA, FL., August 3, 2010 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2010. Revenue for the quarter ended June 30, 2010 was $246.1 million compared to $226.7 million for the quarter ended March 31, 2010, an increase of 8.6%, and compared to $226.0 million for the quarter ended June 30, 2009, an increase of 8.9%. For the quarter ended June 30, 2010, Kforce reported net income of $5.1 million, or $0.13 per share, versus $2.7 million, or $0.07 per share, for the quarter ended March 31, 2010, an increase of 90.0% in net income and 85.7% in earnings per share. Net income for the quarter ended June 30, 2009 was $3.9 million, or $0.10 per share, an increase of 31.7% in net income and 30.0% in earnings per share.

“We are pleased with our second quarter results, particularly the 11.6% sequential and 17.1% year-over-year increase in Tech flex, our largest revenue stream. We are also very pleased with the increase in permanent placement revenues of 25.0% sequentially and 48.9% over the second quarter of 2009, which we believe reflects our clients rebuilding core staff after significant reductions throughout the recent economic recession. We believe our diverse portfolio of service offerings and flexible delivery platform will allow us to continue to take advantage of the improving climate for professional and specialty staffing. Kforce is aggressively pursuing business opportunities with the goal of continuing to gain customer and market share,” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President, said, “Discussions with clients, as well as our internal key performance indicators (KPI’s), indicate that demand continues to strengthen, particularly in Tech and F&A. Accordingly, the Firm continued to expand the Strategic Accounts team and has further invested in its National Recruiting Center as well as our field sales team to take advantage of this strengthening demand. We believe that Kforce has both the great people and the operating platform to continue delivering exceptional results for both our clients and our shareholders.”

Mr. Sanders noted additional operational results of the second quarter include:

•	Flex revenue of $236.3 million in Q2 ’10 increased 8.0% from $218.8 million in Q1 ’10 and increased 7.7% from $219.3 million in Q2 ’09.

•	Sequential percentage increases in Flex revenue by segment were 11.6% for Tech, 6.8% for F&A, 2.6% for HLS and 2.1% for Government Solutions.

•	Search revenue of $9.9 million in Q2 ’10 increased 25.0% from $7.9 million in Q1 ’10 and increased 48.9% from $6.6 million in Q2 ’09.

•	Sales headcount increased 3.2% sequentially in Q2 ’10 reflecting an investment in field sales, Strategic Accounts and our National Recruiting Center.

Joe Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q2 ’10, both in terms of revenue and earnings per share. Q2 ’10 contained 64 billing days compared to 62 billing days in Q1 ’10, and 64 billing days in Q2 ’09. We believe our second quarter results reflect our strong culture and a continued focus on execution in all aspects of the business, including improving client relationships, balancing bill/pay rate spreads, solid expense management and optimizing cash flow.”

Financial highlights for the second quarter include:

•	Flex gross profit increased 150 basis points to 29.0% in Q2 ’10 from 27.5% in Q1 ’10 and decreased 60 basis points from 29.6% in Q2 ’09.

•	Selling, general and administrative (“SG&A”) expenses as a percentage of revenue remained constant at 26.9% for Q2 ’10 and Q1 ’10 and decreased 60 basis points from 27.5% in Q2 ’09.

•	EBITDA for Q2 ’10 was $13.7 million, an increase of 60.2% from $8.6 million in Q1 ’10 and an increase of 22.9% from $11.2 million in Q2 ’09.

•	Earnings per share for Q2 ’10 was $0.13, an increase of 85.7% from $0.07 per share in Q1 ’10 and an increase of 30.0% from $0.10 in Q2 ’09.

•

Bank debt at the end of Q2 ’10 was $38.0 million, reflecting an increase of $18.8 million from $19.2 million at the end of Q1 ’10. This increase was primarily related to the $28.5 million acquisition of our corporate headquarters offset by strong cash flow.

Mr. Liberatore stated, “Looking forward to the third quarter of 2010, we expect revenue may be in the $252 million to $258 million range and earnings per share in the range of $0.14 to $0.16. The second and third quarter of 2010 each have 64 billing days.”

On Tuesday, August 3, 2010, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-857-6163. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, August 3 to August 17, 2010 by dialing 888-203-1112, passcode 1471028.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 17, 2010.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by approximately 2,000 associates and approximately 8,800 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 700 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technology advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009
Revenue by function:
Technology	$134,091	$119,676	$113,478
Finance & Accounting	43,434	40,143	41,096
Health & Life Sciences	41,521	40,299	41,722
Government Solutions	27,091	26,538	29,656

Total revenue	246,137	226,656	225,952

Revenue by time:
Flexible	236,270	218,763	219,326
Perm	9,867	7,893	6,626

Total revenue	246,137	226,656	225,952

Costs of services	167,742	158,511	154,331

Gross profit	78,395	68,145	71,621
GP %	31.9%	30.1%	31.7%
Flex GP %	29.0%	27.5%	29.6%

Selling, general & administrative expenses	66,222	60,940	62,084
Depreciation & amortization	3,137	2,976	2,885

Income from operations	9,036	4,229	6,652
Other expense, net	269	374	275

Income before income taxes	8,767	3,855	6,377

Income tax expense	3,623	1,147	2,470

Net income	$5,144	$2,708	$3,907

Earnings per share - diluted	$0.13	$0.07	$0.10
EBITDA per share	$0.34	$0.21	$0.29
Shares outstanding - diluted	40,532	40,387	38,988

EBITDA	$13,734	$8,574	$11,178

Other information:
Capital expenditures	$31,340	$1,858	$1,170
Equity-based compensation expense, net	$1,096	$1,025	$736

Selected balance sheet information:
Cash and cash equivalents	$410	$1,143	$467
Accounts receivable, less allowances	$142,912	$141,866	$127,844
Total assets	$386,067	$360,328	$343,902
Current liabilities	$78,711	$76,832	$80,602
Bank debt	$38,000	$19,199	$24,863
Other long-term liabilities	$29,981	$31,719	$23,766
Total stockholders’ equity	$239,375	$232,578	$214,671

Billing days	64	62	64

Kforce Inc. Key Statistics (Unaudited)
	Q2 2010	Q1 2010	Q2 2009
Total Firm
Flex revenue (000’s)	$236,270	$218,763	$219,326
Revenue per billing day (000’s)	$3,692	$3,528	$3,427
Sequential flex revenue change	8.0%	0.7%	-1.9%
Hours (000’s)	4,014	3,710	3,714
Flex GP %	29.0%	27.5%	29.6%

Search revenue (000’s)	$9,867	$7,893	$6,626
Placements	751	640	575
Average fee	$13,134	$12,336	$11,526
Billing days	64	62	64

Technology
Flex revenue (000’s)	$129,961	$116,466	$111,022
Revenue per billing day (000’s)	$2,031	$1,878	$1,735
Sequential flex revenue change	11.6%	-0.3%	-3.4%
Hours (000’s)	2,065	1,849	1,766
Flex GP %	27.5%	26.4%	27.3%

Search revenue (000’s)	$4,130	$3,210	$2,456
Placements	275	224	179
Average fee	$14,990	$14,362	$13,709

Finance & Accounting
Flex revenue (000’s)	$38,152	$35,730	$37,139
Revenue per billing day (000’s)	$596	$576	$580
Sequential flex revenue change	6.8%	0.8%	3.2%
Hours (000’s)	1,157	1,092	1,096
Flex GP %	29.7%	27.4%	31.3%

Search revenue (000’s)	$5,282	$4,413	$3,957
Placements	453	397	377
Average fee	$11,665	$11,107	$10,503

Health & Life Sciences
Flex revenue (000’s)	$41,066	$40,029	$41,509
Revenue per billing day (000’s)	$642	$646	$649
Sequential flex revenue change	2.6%	7.6%	-6.9%
Hours (000’s)	491	483	519
Flex GP %	30.6%	29.5%	29.3%

Search revenue (000’s)	$455	$270	$213
Placements	23	19	19
Average fee	$19,858	$14,206	$11,208

Government Solutions
Flex revenue (000’s)	$27,091	$26,538	$29,656
Revenue per billing day (000’s)	$423	$428	$463
Sequential flex revenue change	2.1%	-4.4%	6.1%
Hours (000’s)	301	286	333
Flex GP %	32.6%	29.9%	36.9%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q2 2010	Q1 2010	Q2 2009
Clinical Research
Flex revenue (000’s)	$27,488	$26,966	$27,588
Revenue per billing day (000’s)	$430	$435	$431
Sequential flex revenue change	1.9%	12.9%	-6.6%
Hours (000’s)	295	292	326
Flex GP %	29.0%	27.0%	25.7%

Search revenue (000’s)	$203	$83	$59
Placements	9	4	3
Average fee	$22,517	$20,625	$19,634

Healthcare
Flex revenue (000’s)	$13,578	$13,063	$13,921
Revenue per billing day (000’s)	$212	$211	$218
Sequential flex revenue change	3.9%	-2.0%	-7.7%
Hours (000’s)	196	191	193
Flex GP %	33.9%	34.4%	36.3%

Search revenue (000’s)	$252	$187	$154
Placements	14	15	16
Average fee	$18,137	$12,494	$9,628

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA

	Three Months Ended
	Jun. 30, 2010		Mar. 31, 2010		Jun. 30, 2009
	$	Per share	$	Per share	$	Per share
Net income	$5,144	$0.13	$2,708	$0.07	$3,907	$0.10
Intangible assets impairment, pre-tax	—	—	—	—	870	0.02
Depreciation & amortization	3,137	0.08	2,976	0.07	2,885	0.07
Amortization of stock options & SARS	—	—	—	—	56	0.00
Amortization of restricted stock & PARS	1,511	0.03	1,395	0.03	660	0.02
Interest expense and other	319	0.01	348	0.01	330	0.01
Income tax expense	3,623	0.09	1,147	0.03	2,470	0.07

EBITDA	$13,734	$0.34	$8,574	$0.21	$11,178	$0.29

Weighted average shares outstanding - diluted	40,532		40,387		38,988

EBITDA, a non-GAAP financial measure, is defined as net income before non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Jun. 30, 2010		Mar. 31, 2010		Jun. 30, 2009
	$	Per share	$	Per share	$	Per share
Net income	$5,144	$0.13	$2,708	$0.07	$3,907	$0.10
Equity-based compensation expense, net:
Alternative LTI valuation expense	280	0.01	280	0.01	513	0.01
Amortization of stock options & SARS	—	—	—	—	56	0.00
Amortization of restricted stock & PARS	1,511	0.03	1,395	0.03	660	0.02
Income tax benefit	(695)	(0.02)	(650)	(0.02)	(493)	(0.01)

Equity-based compensation expense, net	1,096	0.02	1,025	0.02	736	0.02

Net income before equity-based compensation expense	$6,240	$0.15	$3,733	$0.09	$4,643	$0.12

Weighted average shares outstanding - diluted	40,532		40,387		38,988

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.